JPMORGAN MULTI-MANAGER SMALL CAP GROWTH FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
06/24/03	American Financial Realty Trust

Shares            Price         Amount
16,300		  $12.50	$203,750

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$0.8800     N/A 	0.18%	          0.18%

     Broker
Friedman Billing Ramsey & Co.

Underwriters of American Financial Realty Trust

Underwriter                          Number of Shares
Banc of America Securities LLC		17,472,186
Friedman, Billings, Ramsey & Co., Inc.	17,472,186
Deutsche Bank Securities Inc.		4,346,076
UBS Securities LLC			4,346,076
Wachovia Securities, LLC		4,346,076
Legg Mason Wood Walker, Incorporated	2,086,200
Raymond James & Associates, Inc.	2,086,200
Bear, Stearns & Co. Inc.		330,000
Goldman, Sachs & Co.			330,000
J.P. Morgan Chase Securities Inc.	330,000
U.S.Bancorp Piper Jaffray Inc.		330,000
Advest, Inc.				165,000
BB&T Capital Markets			165,000
Blaylock & Partners, L.P.		165,000
Chatsworth Securities LLC		165,000
Cmg Institutional Trading Llc		165,000
Cmi Capital Market Investment, Llc.	165,000
Fahnestock & Co. Inc.			165,000
JMP SECURITIES LLC			165,000
Keefe, Bruyette & Woods, Inc.		165,000
Ryan, Beck & Co. LLC			165,000
Sandler ONeill & Partners, L.P.		165,000
Muriel Siebert & Co., Inc.		165,000
Stifel, Nicolaus & Company, Inc.	165,000
Wedbush Morgan Securities Inc.		165,000
W.R. Hambrecht & Co., LLC		165,000
                                     ------------
Total                                  55,950,000